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                                                                     EXHIBIT 2.2

                                                               EXECUTION VERSION



                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of March 29, 2004 by and among Commonwealth Energy Corporation, a California corporation ("PARENT"), Skipping Stone Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), Skipping Stone Inc., a Delaware corporation ("SKIPPING STONE") and the holders (the "SKIPPING STONE STOCKHOLDERS") of Skipping Stone's common stock, par value $0.0001 per share ("SKIPPING STONE COMMON STOCK"). Certain other capitalized terms used in this Agreement are defined in EXHIBIT A.

                                  INTRODUCTION

      The boards of directors of each of Parent, Skipping Stone and Merger Sub believe it is in the best interests of their respective companies and stockholders that Parent acquire Skipping Stone through the statutory merger of Merger Sub with and into Skipping Stone (the "MERGER") and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

      The parties hereto intend that the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby adopted as, a plan of reorganization for purposes of Section 368(a) of the Code.

                                    ARTICLE I

                                   THE MERGER

      1.1 Effectiveness. The Merger will become effective upon acceptance by the Secretary of State of the State of Delaware of a Certificate of Merger (the "CERTIFICATE OF MERGER") filed by the parties hereto (the "EFFECTIVE TIME").

      1.2 Merger. At the Effective Time, subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of Delaware ("DELAWARE LAW"), Merger Sub will be merged with and into Skipping Stone, the separate corporate existence of Merger Sub will cease, and Skipping Stone will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the "SURVIVING CORPORATION").

      1.3 Conversion of Skipping Stone Common Stock. At the Effective Time, each share of Skipping Stone Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into a number of newly issued shares of Parent Common Stock equal to the Exchange Ratio.
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      1.4 Conversion of Vested Options. At the Effective Time, each vested and fully exercisable option to purchase Skipping Stone Common Stock under Skipping Stone's Stock Option Plan dated May 1, 2000 (the "SKIPPING STONE OPTION PLAN") which is outstanding and unexercised immediately prior thereto (a "VESTED OPTION") shall, by virtue of the Merger and without any further action on the part of Skipping Stone or any holder thereof, cease to represent a right to acquire shares of Skipping Stone Common Stock and shall be converted automatically into a number of newly issued shares of Parent Common Stock equal to the product of (i) the number of shares of Skipping Stone Common Stock which such option represented the right to acquire, less the number of such shares equal in value to the aggregate costs to the holder that would have been associated with exercising such option and (ii) the Exchange Ratio.

      1.5 Exchange of Certificates.

      (a) As soon as practicable after the Effective Time, Parent will cause to be delivered to each registered Skipping Stone Stockholder, and to each holder of a Vested Option, respectively, a certificate representing that number of Merger Shares that such holder has the right to receive.

      (b) The Merger Shares issued pursuant to the Merger in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Skipping Stone Common Stock and Vested Options, and there shall be no further registration on the records of the Surviving Corporation of (i) transfers of shares of Skipping Stone Common Stock that were outstanding immediately prior to the Effective Time or (ii) issuances incident to exercises of Vested Options. If, after the Effective Time, certificates representing shares of Skipping Stone Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

      (c) In the event any Certificate evidencing shares of Skipping Stone Common Stock shall have been lost, stolen or destroyed, Parent shall deliver in exchange for such lost, stolen or destroyed certificate, upon receiving notice from the holder thereof and upon the making of an affidavit of that fact by such holder, such amount as may be required pursuant to Section 1.3 hereof; provided, however, that Parent may, in its discretion and, as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such customary sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

      1.6 Effect on Skipping Stone Options; Treasury Shares. At the Effective Time, by virtue of the Merger, and without any further action on the part of any holder thereof, (i) each outstanding option to purchase shares of Skipping Stone Common Stock, other than a Vested Option as provided above, will be canceled and extinguished without any present or future rights and (ii) any provision to the contrary in this Agreement



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notwithstanding, any shares of Skipping Stone Common Stock held in the treasury of Skipping Stone will be canceled and extinguished without any present or future rights.

      1.7 Closing. Unless this Agreement is earlier terminated pursuant to the terms hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Paul, Hastings, Janofsky & Walker LLP, 695 Town Center Drive, Seventeenth Floor, Costa Mesa, California 92626, unless another place or time is agreed to by Parent and Skipping Stone. The date of Closing will be referred to herein as the "CLOSING DATE."

      1.8 Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of Skipping Stone Common Stock or Vested Options who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Parent Share Price.

      1.9 Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of Common Stock of Merger Sub shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

      1.10 Dissenting Shares.

      (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Skipping Stone Common Stock held by a holder who has demanded and perfected appraisal or dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES") shall not be converted into or represent a right to receive Merger Shares (if any) pursuant to Section 1.3 hereof, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

      (b) Notwithstanding the provisions of Section 1.9(a) above, if any holder of shares of Skipping Stone Common Stock who is otherwise entitled to exercise dissenters' rights under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such dissenters' rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Merger Shares (if any) pursuant to Section 1.3 hereof,



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without interest on the payment and subject to the provisions of this Article I, upon surrender of the certificate representing such shares.

      (c) Skipping Stone shall give Parent (i) prompt notice of any written demands for the exercise of dissenters' rights in respect of any shares of Skipping Stone Common Stock, any withdrawals of such demands, and any other instruments served pursuant to Delaware Law (including without limitation instruments concerning appraisal or dissenters' rights) and received by Skipping Stone and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Skipping Stone shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for the exercise of dissenters' rights in respect of any shares of Skipping Stone Common Stock or offer to settle or settle any such demands.

      1.11 Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Shares otherwise issuable pursuant to this Article I to any person who was a holder of Skipping Stone Common Stock or Vested Options immediately prior to the Effective Time such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law, and Parent shall pay such amounts to the appropriate Governmental Authority in accordance with applicable tax law. To the extent that amounts are so withheld by Parent and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Parent Common Stock in respect of which such deduction and withholding was made by Parent.

      1.12 Corporate Governance Matters.

      (a) Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable laws and such certificate of incorporation.

      (b) Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable laws and such bylaws.

      (c) Directors. The directors of Merger Sub immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors shall be duly elected and qualified.

      (d) Officers. From and after the Effective Time, the officers of Merger Sub will be the officers of the Surviving Corporation and will hold their respective offices in accordance with and subject to the provisions of the bylaws of the Surviving Corporation.



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      1.13 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with the full right, title and possession to all assets, property, rights, privileges, immunities, powers and franchises of Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of either or both of Skipping Stone and Merger Sub or otherwise to take all such action.

                                   ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF SKIPPING STONE AND THE SKIPPING STONE
                                  STOCKHOLDERS

      Except as set forth with reasonable particularity and in reasonable detail on a correspondingly numbered part of the Skipping Stone Disclosure Schedule, Skipping Stone and the Skipping Stone Stockholders, jointly and severally, represent and warrant, as of the date hereof and as of the Closing Date, to and for the benefit of the Indemnitees, as follows:

      2.1 Organization of Skipping Stone. Skipping Stone, and each of its subsidiaries, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Skipping Stone, and each of its subsidiaries, has the corporate power and authority to own its properties and to carry on its business as now being conducted, except where the failure to do so would not have a Material Adverse Effect on Skipping Stone and its subsidiaries considered as a whole. Skipping Stone, and each of its subsidiaries, is duly qualified to do business and is in good standing as a foreign corporation in each state or other jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities make such qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on Skipping Stone and its subsidiaries considered as a whole. Skipping Stone has delivered to Parent a true and correct copy of its certificate of incorporation and bylaws, each as amended to date, as well as true and correct copies of any comparable governing documents for each of its subsidiaries.

      2.2 Skipping Stone Capital Structure.

      (a) The authorized capital stock of Skipping Stone consists of 10,000,000 shares of authorized Skipping Stone Common Stock, of which 1,468,714 shares are issued and outstanding on the date of this Agreement and 3,200 shares are reserved for issuance pursuant to Vested Options. Except as set forth in the immediately preceding sentence, no shares of capital stock of Skipping Stone are issued, reserved for issuance or outstanding. On the date of this Agreement, Skipping Stone Common Stock is held of record by the persons, with the addresses of record and in the amounts on the list previously provided to Parent. All outstanding shares of Skipping Stone Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Skipping Stone's certificate of incorporation or its



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bylaws or any agreement to which Skipping Stone is a party or by which it is bound. All outstanding shares of Skipping Stone Common Stock have been issued in compliance with applicable federal and state securities laws.

      (b) Except as set forth on Part 2.2(b) of the Skipping Stone Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which Skipping Stone or any of its subsidiaries is a party or by which either is bound obligating Skipping Stone or any of its subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Skipping Stone Common Stock or obligating Skipping Stone or any of its subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Part 2.2(b) of the Skipping Stone Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other equity-based compensation awards or similar rights (whether payable in cash or otherwise) with respect to Skipping Stone or any of its subsidiaries, or is there a commitment to issue any such award or right. Except as contemplated in this Agreement or as set forth on
Part 2.2(b) of the Skipping Stone Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of Skipping Stone. All holders of securities of Skipping Stone or any of its subsidiaries have been, or will be, properly given, or shall have properly waived, any required notice prior to the Merger.

      2.3 Subsidiaries. Except as set forth on Part 2.3 of the Skipping Stone Disclosure Schedule, Skipping Stone does not have and has never had any subsidiaries, affiliates (as defined in Rule 405 promulgated under the Securities Act) (other than its officers and directors) or a relationship with another entity whereby they were under common control, and does not otherwise own and, during the past five (5) years, has not otherwise owned any shares of capital stock or any interest in, or control of, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity. The authorized capital stock of each subsidiary, as well as the issued and outstanding shares of capital stock of each subsidiary, is listed on Part
2.3 of the Skipping Stone Disclosure Schedule. All outstanding shares of the capital stock of each subsidiary are, and at the Effective Time will be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, their respective charter documents or any agreement of which Skipping Stone or any of its subsidiaries is a party or by which it is bound.

      2.4 Authority. Skipping Stone has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Skipping Stone Stockholders to duly approve the Merger and this Agreement is that number of shares as would constitute a majority of the outstanding shares of Skipping Stone Common Stock (the "SKIPPING STONE STOCKHOLDER APPROVAL"). Except for Skipping Stone Stockholder Approval, no other corporate proceedings on the



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part of Skipping Stone are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Skipping Stone's board of directors has approved the Merger and this Agreement and has directed that this Agreement be submitted to the Skipping Stone Stockholders for approval. This Agreement has been duly executed and delivered by Skipping Stone and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Skipping Stone, enforceable against Skipping Stone in accordance with its respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      2.5 No Conflict; Consents. Subject only to Skipping Stone Stockholder Approval and except as set forth on Part 2.5 of the Skipping Stone Disclosure Schedule, the execution and delivery of this Agreement by Skipping Stone does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the certificate of incorporation or bylaws of Skipping Stone or any comparable governing document for each of its subsidiaries or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation to which Skipping Stone or any of its subsidiaries or any of their respective properties or assets are subject. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any third party, including a party to any agreement with Skipping Stone or any of its subsidiaries (so as not to trigger any Conflict), is required by or with respect to Skipping Stone or any of its subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings (A) as may be required under applicable federal and state securities laws or (B) which if not obtained would not reasonably be expected to delay or hinder the consummation of the transactions contemplated by this Agreement or (iii) such other consents, waivers, authorizations, filings, approvals and registrations, if any, which are set forth on Part 2.5 of the Skipping Stone Disclosure Schedule.

      2.6 Skipping Stone Financial Statements.

      (a) Skipping Stone has delivered to Parent the following financial statements and notes (collectively, the "SKIPPING STONE FINANCIAL STATEMENTS"):
(i) Skipping Stone's audited consolidated balance sheets as of December 31, 2002 and December 31, 2001 and the related consolidated statements of operations, retained earnings, and cash



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flows for the years then ended; and (ii) Skipping Stone's unaudited balance sheet as of December 31, 2003 (the "UNAUDITED BALANCE SHEET") and the related unaudited statement of profit and loss for the year then ended.

      (b) The Skipping Stone Financial Statements are accurate and complete in all material respects and present fairly the position of Skipping Stone as of the respective dates thereof and the results of operations (and, in the case of the financial statements referred to in Section 2.6(a)(i), cash flows of Skipping Stone) for the periods covered thereby. Skipping Stone Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.6(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

      2.7 No Undisclosed Liabilities. Except as set forth in Part 2.7 or Part 2.20(a) of the Skipping Stone Disclosure Schedule, neither Skipping Stone nor any of its subsidiaries has any material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP) (each, a "LIABILITY"), individually or in the aggregate, except (i) as reflected or reserved against in Skipping Stone Financial Statements or disclosed in the notes thereto and (ii) as has been incurred in the ordinary course of Skipping Stone's or its subsidiary's, as the case may be, business since the latest date of Skipping Stone Financial Statements, consistent with Skipping Stone's or its subsidiary's, as the case may be, past practices.

      2.8 No Changes. Except as set forth in Part 2.8 of the Skipping Stone Disclosure Schedule, since December 31, 2003, there has not been, occurred or arisen any:

      (a) transaction by Skipping Stone or any of its subsidiaries except in the ordinary course of business consistent with past practices;

      (b) amendments or changes to the certificate of incorporation or bylaws of Skipping Stone or the comparable governing documents of any of its subsidiaries;

      (c) capital expenditure or commitment by Skipping Stone or any of its subsidiaries in excess of $50,000 in any individual case or $100,000 in the aggregate;

      (d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any one case, or $50,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction of liabilities made in the ordinary course of business consistent with Skipping Stone's or its subsidiary's, as the case may be, past practices, (ii) reflected



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or reserved against in the Unaudited Balance Sheet or (iii) pursuant to Section
5.5 or 5.11;

      (e) material loss, damage or destruction to, or any material interruption in the use of, any of Skipping Stone's or any of its subsidiaries' respective material assets;

      (f) claim of wrongful discharge or other unlawful labor practice or action with respect to Skipping Stone or any of its subsidiaries;

      (g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) utilized by Skipping Stone or any of its subsidiaries;

      (h) revaluation by Skipping Stone of any of its or any of its subsidiaries' respective assets (whether tangible or intangible);

      (i) declaration, setting aside or payment of a dividend or other distribution with respect to Skipping Stone Common Stock, or any direct or indirect redemption, purchase or other acquisition by Skipping Stone of any of its capital stock or any split, combination or reclassification in respect of any shares of Skipping Stone Common Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Skipping Stone Common Stock, other than pursuant to Section 5.11 or Section 5.19;

      (j) other than periodic increases in compensation in the ordinary course and consistent with Skipping Stone's or its subsidiary's, as the case may be, past practices, increase above historic levels in the salary or other compensation or benefits (including, but not limited to, options or other equity-based compensation awards) payable or to become payable by Skipping Stone or any of its subsidiaries to any of their respective officers, directors, employees or consultants, or, except as contemplated in Section 5.11, the declaration, payment or commitment or obligation of any kind for the payment of a bonus or other additional salary or compensation or benefits (including, but not limited to, options or other equity-based compensation awards) to any such person.

      (k) sale, lease, license or other disposition of any of the material assets or properties of Skipping Stone or any of its subsidiaries, or the creation of any security interest in such assets or properties, other than agreements with customers and suppliers entered into in the ordinary course of business and consistent with Skipping Stone's or its subsidiary's, as the case may be, past practices;

      (l) amendment or termination of any material contract, agreement or license to which Skipping Stone or any of its subsidiaries is a party or by which it is bound other than in accordance with the terms thereof;



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      (m) loan by Skipping Stone or any of its subsidiaries to any person or entity, incurring by Skipping Stone or any of its subsidiaries of any indebtedness, guaranteeing by Skipping Stone or any of its subsidiaries of any indebtedness, issuance or sale of any debt securities of Skipping Stone or any of its subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with Skipping Stone's or its subsidiary's, as the case may be, past practices;

      (n) waiver or release of any right or claim of Skipping Stone or any of its subsidiaries, including any write-off or other compromise of any account receivable of Skipping Stone or any of its subsidiaries, other than in the ordinary course of business consistent with Skipping Stone's or its subsidiary's, as the case may be, past practice;

      (o) commencement, settlement or notice or threat of commencement of any lawsuit or proceeding against, or investigation of, Skipping Stone or any of its subsidiaries or their respective affairs or any reasonable basis for any of the foregoing;

      (p) notice of any claim of ownership by a third party of Skipping Stone Intellectual Property (as defined in Section 2.11) or of infringement by Skipping Stone or any of its subsidiaries of any Skipping Stone Third-Party Intellectual Property (as defined in Section 2.11);

      (q) issuance or sale, or contract to issue or sell, by Skipping Stone of any shares of Skipping Stone Common Stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than pursuant to the exercise of any options to purchase Skipping Stone Common Stock outstanding on the date hereof and granted under Skipping Stone Option Plan;

      (r) material change in pricing or royalties set or charged by Skipping Stone or any of its subsidiaries to its customers or licensees or material change in pricing or royalties set or charged by persons who have licensed Intellectual Property (as defined in Section 2.11) to Skipping Stone or any of its subsidiaries;

      (s) commitment to any person to (i) develop software without charge or
(ii) incorporate any software into any of Skipping Stone's products;

      (t) exclusive license, distribution, marketing or sales agreement entered into or any agreement to enter into any exclusive license, distribution, marketing or sales agreement, other than in the ordinary course of business consistent with past practice;

      (u) event or condition of any character that has or could reasonably be expected to have a Material Adverse Effect;

      (v) new or changed material tax election or tax accounting method, closing agreement, settlement of any claim or assessment in respect of Taxes, or extension or



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waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or

      (w) agreement by Skipping Stone or any of its subsidiaries or any of their respective officers or employees to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Parent and its affiliates and representatives regarding the transactions contemplated by this Agreement).

      2.9 Tax Matters.

      (a) Skipping Stone and its subsidiaries have filed all Tax Returns that each was required to file (and which was due to be filed (after accounting for any extension of time to file) prior to the Closing Date) under applicable laws and regulations. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by Skipping Stone and its subsidiaries (whether or not shown on any Tax Return) have been paid. Skipping Stone and its subsidiaries are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Skipping Stone or any of its subsidiaries does not file Tax Returns that such is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Skipping Stone or any of its subsidiaries.

      (b) Skipping Stone and each of its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      (c) No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Skipping Stone or any of its subsidiaries. Neither Skipping Stone nor any of its subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where neither Skipping Stone nor any of its subsidiaries has filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Skipping Stone or any of its subsidiaries; Part 2.9 of the Skipping Stone Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Skipping Stone or any of its current or former subsidiaries for taxable periods ended on or after December 31, 2001; Part 2.9 of the Skipping Stone Disclosure Schedule indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Skipping Stone Stockholders have delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Skipping Stone or its current or former subsidiaries filed or received since December 31, 2001.



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      (d) Neither Skipping Stone nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

      (e) Neither Skipping Stone nor any of its subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. Skipping Stone and its subsidiaries are not party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and
(ii) any amount that will not be fully deductible as a result of Code 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither Skipping Stone nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of Skipping Stone and its current and former subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code 6662. Neither Skipping Stone nor any of its subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Neither Skipping Stone nor any of its subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has any Liability for the Taxes of any person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

      (f) The unpaid Taxes of Skipping Stone and its current and former subsidiaries (A) did not, as of the end of the most recent fiscal month, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice in filing its Tax Returns. Since the date of the Unaudited Balance Sheet, neither Skipping Stone nor any of its subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with Skipping Stone's past practices.

      (g) Neither Skipping Stone nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury regulations under Code Section 1502 (OR any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date other than those that are reserved against or reflected on the Closing Balance Sheet.

      (h) Neither Skipping Stone nor any of its subsidiaries has distributed stock of another person, or had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Section 361.

      (i) Skipping Stone filed a valid election to be treated as an S corporation within the meaning of Section 1361(b) of the Code for all federal and all pertinent state income Tax purposes effective June 2, 1997 and has at all times since that date qualified as an S corporation for all such purposes and will continue to qualify as an S corporation until the Closing. Since electing to be treated as an S corporation, Skipping Stone has not disposed of any assets which would result in the realization of any corporate level gain under Section 1374.

      (j) For United States federal and state tax purposes, Skipping Stone has taken the position that all of its subsidiaries were liquidated effective December 31, 2003. Subsequent to December 31, 2003, no subsidiary of Skipping Stone has conducted any business, earned any income, entered into any contract or agreement or used its name in connection with any agreement or arrangement which may constitute the conduct of business.

      2.10 Title to Assets; Equipment; Leasehold.

      (a) Skipping Stone and each of its subsidiaries owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Balance Sheet and (ii) all other assets reflected in Skipping Stone's and its subsidiary's, as the case may be, books and records as being owned by Skipping Stone or its subsidiaries. All of such assets are owned by Skipping Stone or its subsidiaries free and clear of any encumbrances, except for (i) any lien for current taxes not yet due and payable,
(ii) liens or encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of Skipping Stone and its subsidiaries considered as a whole, (iii) encumbrances reflected, reserved or otherwise disclosed in the Skipping Stone Financial Statements, or (iv) as set forth in Part 2.10(a) of the Skipping Stone Disclosure Schedule.

      (b) All material items of equipment and other tangible assets owned by or leased to Skipping Stone or any of its subsidiaries are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of Skipping Stone's and its subsidiaries', considered as a whole, business in the manner in which such business is currently being conducted.

      (c) Neither Skipping Stone nor any of its subsidiaries owns any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 2.10(c) of the Skipping Stone Disclosure Schedule. All premises leased or subleased by Skipping Stone or any of its subsidiaries are supplied with utilities and other services necessary for the operation of their respective businesses.

      2.11 Intellectual Property. Except as set forth on Part 2.11 of the Skipping Stone Disclosure Schedule:

      (a) Skipping Stone and each of its subsidiaries owns or has valid license to all Intellectual Property (as defined below) used in the ordinary course of business as such business currently operates ("SKIPPING STONE INTELLECTUAL PROPERTY"). There is no contract to which Skipping Stone or any of its subsidiaries is a party pursuant to which any person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Skipping Stone Intellectual Property. To the extent that Skipping Stone Intellectual Property is proprietary, Skipping Stone or its subsidiaries have taken all commercially reasonable measures to protect the proprietary nature of each item of Skipping Stone Intellectual Property considered confidential, and to maintain in confidence all trade secrets and confidential information that they presently own and use. All patents, trademarks, service marks, and copyrights owned or used by Skipping Stone or any of its subsidiaries are valid, enforceable, and subsisting.

      As used in this Agreement, "INTELLECTUAL PROPERTY" means the following, in tangible or intangible form: (i) all inventions, discoveries, improvements, ideas, know-how, methodology, processes, and other proprietary technology, as well as all United States and foreign patents and patent applications (including reissues, continuations, continuations-in-part, divisionals, re-examinations, renewals or extensions thereof); (ii) all software, algorithms, source code, object code data structures, data bases and flow charts, and any customizations and modifications of the foregoing; (iii) all copyrights and copyrightable works, including, but not limited to, mask works, writings, designs, or other original works of authorship and derivative works thereof (including those for which registration has been applied, which are registered, or which are unregistered); (iv) all United States and foreign trademarks, service marks, trade names and other names, slogans and logos (including those for which registration has been applied, which are registered, or which are unregistered);
(v) all trade secrets, including, but not limited to, confidential and other non-public information for which there exists a right in any jurisdiction to limit the use or disclosure thereof; and (vi) all Internet web sites, domain names, and registrations or applications for registration thereof.

      (b) With respect to each item of Skipping Stone Intellectual Property that is not Skipping Stone Third-Party Intellectual Property (as used herein, "SKIPPING STONE THIRD-PARTY INTELLECTUAL PROPERTY" means Intellectual Property that is owned by a third party and licensed to Skipping Stone or any of its subsidiaries): (i) Skipping Stone or one its subsidiaries, as the case may be, owns and possesses all right, title and interest in and to such item free and clear of any lien or encumbrance; (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (iii) Skipping Stone or its subsidiary, as the case may be, has the right to bring actions for infringement or unauthorized use of such item.

      (c) With respect to each item of Skipping Stone Third-Party Intellectual
Property: (i) Skipping Stone or one of its subsidiaries, as the case may be, has a valid right to use such item free and clear of any lien or encumbrance; (ii) Skipping Stone is not subject to any outstanding judgment, order, decree, stipulation or injunction relating to such Skipping Stone Third-Party Intellectual Property; (iii) to the best of Skipping Stone's knowledge, Skipping Stone is not in material breach or default thereunder, and, no other party to such license, sublicense or other agreement is in material breach or default thereunder; and (iv) to the best of Skipping Stone's knowledge, no event has occurred which with notice or lapse of time would constitute a material breach or default by Skipping Stone, or permit termination, modification or acceleration thereunder by the other party thereto.

      (d) Neither Skipping Stone nor any of its subsidiaries has licensed any of its Skipping Stone Intellectual Property to any Person on an exclusive basis. Neither Skipping Stone nor any of its subsidiaries is currently subject under any license to any covenant not to compete or contract limiting its ability to exploit fully any Skipping Stone Intellectual Property or to transact business in any market or geographical area or with any person.

      2.12 Compliance with Laws. To Skipping Stone's knowledge, it and each of its subsidiaries has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

      2.13 Legal Proceedings; Orders.

      (a) There is no pending Legal Proceeding, and to the knowledge of Skipping Stone, no person has threatened to commence any Legal Proceeding: (i) that involves Skipping Stone or any of its subsidiaries or any of the assets owned, used or controlled by Skipping Stone or its subsidiary, as the case may be, or any person whose liability Skipping Stone or its subsidiary, as the case may be, has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except as set forth on Part
2.13 of the Skipping Stone Disclosure Schedule, to the knowledge of Skipping Stone and the Skipping Stone Stockholders, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

      (b) No Legal Proceeding has been commenced by or is pending against Skipping Stone or any of its subsidiaries.

      (c) There is no order, writ, injunction, judgment or decree to which Skipping Stone or any of its subsidiaries, or any of the respective assets owned or used by Skipping Stone or its subsidiaries, is subject. To Skipping Stone's Knowledge, no officer or other employee of Skipping Stone or of any of its subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Skipping Stone's or one of its subsidiary's, as the case may be, business.

      2.14 Insurance. Part 2.14 of the Skipping Stone Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of Skipping Stone and its subsidiaries and identifies any material claims made thereunder. Each of the insurance policies identified in Part 2.14 of the Skipping Stone Disclosure Schedule is in full force and effect. Neither Skipping Stone nor any of its subsidiaries has received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

      2.15 Environmental Matters.

      (a) With such exceptions as would not in the aggregate be reasonably likely to have a Material Adverse Effect on Skipping Stone and its subsidiaries taken as a whole: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Skipping Stone, threatened by, any person against Skipping Stone or any of its subsidiaries, with respect to any applicable Environmental Law (as defined below); (ii) Skipping Stone and each of its subsidiaries is and has been in compliance with all applicable Environmental Laws; and (iii) there are no liabilities or obligations of Skipping Stone or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and, to Skipping Stone's knowledge, there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in, or be the basis for, any such liabilities or obligations.

      (b) For the purposes of this Agreement, the term "ENVIRONMENTAL LAWS" means any international, national, provincial, regional, federal, state, local, municipal, and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, chemicals, petroleum products, by-products or additives, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

      2.16 Brokers' and Finders' Fees. Skipping Stone has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      2.17 Employee Matters and Benefit Plans.

      (a) Skipping Stone has delivered a true and complete list of, and made available to Parent (including all amendments and the most recent written summary plan descriptions and annual report (Form 5500 Series), if applicable), all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other incentive or employee benefit plans, arrangements or agreements, whether arrived at through collective bargaining or otherwise, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Skipping Stone or its subsidiaries or any Person required to be aggregated with Skipping Stone pursuant to Section 414 of the Code for the benefit of current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "SKIPPING STONE BENEFIT PLANS").

      (b) (i) Each of the Skipping Stone Benefit Plans has been operated and administered in accordance with its terms and in compliance with all applicable laws, including, but not limited to, ERISA and the Code; (ii) each of Skipping Stone Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (copies of which letters have been provided to Parent ), and there are no existing circumstances or any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Skipping Stone Benefit Plan; (iii) neither Skipping Stone, or any Skipping Stone Benefit Plan or any trust created thereunder, nor, to the best knowledge of Skipping Stone, any trustee or administrator thereof, has engaged in a transaction in connection with which Skipping Stone, any Skipping Stone Benefit Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Skipping Stone Benefit Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 of the Code; (iv) neither Skipping Stone, or any Skipping Stone Plan or any trust created thereunder, nor, to the best knowledge of Skipping Stone, any trustee, administrator or other fiduciary of any Skipping Stone Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject Skipping Stone to any liability for breach of fiduciary duty under ERISA or any other applicable law; (v) no Skipping Stone Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of Skipping Stone or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any "employee pension plan" (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of Skipping Stone or its subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary); (vi) there are no pending or, to Skipping Stone's knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of Skipping Stone Benefit Plans or any trusts related thereto; (vii) there are no audits, inquiries, or proceedings pending, or to the knowledge of Skipping Stone, threatened, by the Internal Revenue Service, the Department of Labor or any other Governmental Authority with respect to any Skipping Stone Benefit Plan; (viii) there has been no amendment to, or written interpretation or announcement (whether or not written) relating to, any Skipping Stone Benefit Plan, and there is no plan or intention to establish a new Skipping Stone Benefit Plan, which would materially increase the expense of maintaining such Skipping Stone Benefit Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2003, other than such amendments, interpretations or announcements required under applicable laws; and (ix) none of Skipping Stone Benefit Plans would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code in connection with the transactions contemplated by this Agreement.

      (c) No Skipping Stone Benefit Plan is or within the last six years has been subject to Title IV or Section 302 of ERISA, and no circumstances exist that could result in any liability to Skipping Stone under Title IV or Section 302 of ERISA. No Skipping Stone Benefit Plan within the past six years is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

      (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (nor any termination of employment in connection with the transactions contemplated hereby) will (i) result in any payment or forgiveness of indebtedness becoming due to any current or former director or employee of Skipping Stone or any of its affiliates from Skipping Stone or any of its affiliates under any Skipping Stone Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Skipping Stone Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, except for any payments or vesting which would occur upon a termination of employment absent the consummation of the transactions contemplated hereby.

      (e) All contributions required to be made to any Skipping Stone Benefit Plan and all premiums due or payable with respect to insurance policies funding any Skipping Stone Benefit Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in Skipping Stone Financial Statements to the extent required under GAAP.

      (f) With respect to each Skipping Stone Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred by Skipping Stone are (i) insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims, (ii) covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for claims or (iii) reflected as a liability or accrued for on Skipping Stone Financial Statements.

      (g) Each of Skipping Stone Benefit Plans may be amended or terminated at any time by action of Skipping Stone's board of directors, or a committee of such board of directors or duly authorized officer, in each case subject to the terms of Skipping Stone Benefit Plan and compliance with applicable laws and regulations.

      2.18 Governmental Authorization. Skipping Stone and each of its subsidiaries possesses all consents, licenses, permits, grants or other authorizations issued to them by a Governmental Authority (i) pursuant to which Skipping Stone or such subsidiaries currently operates or holds any interest in any of its properties or (ii) which are required for the operation of its business or the holding of any such interest, other than, in each case, such consents, licenses, permits, grants or authorizations of which the failure to obtain would not, either individually or in the aggregate, have a Material Adverse Effect (herein collectively called "SKIPPING STONE AUTHORIZATIONS"), which Skipping Stone Authorizations are in full force and effect and constitute all Skipping Stone Authorizations required to permit Skipping Stone and its subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets.

      2.19 Agreements, Contracts and Commitments.

      (a) Except as set forth on Part 2.19(a) of the Skipping Stone Disclosure Schedule or pursuant to Section 5.5, neither Skipping Stone nor any of its subsidiaries has, or is a party to, or is bound by:

      (i) any fidelity or surety bond or completion bond;

      (ii) any lease of personal property having a value individually in excess of $25,000;

      (iii) any agreement of indemnification or guaranty, other than such indemnification obligations in the software license agreements of Skipping Stone or its subsidiaries entered into in the ordinary course of business consistent with its past practice and which indemnification obligations are capped at an amount not to exceed the revenues generated under such agreements;

      (iv) any agreement, contract or commitment containing any covenant limiting the freedom of Skipping Stone to engage in any line of business or to compete with any person, including without limitation, any exclusive license agreements or distribution agreements, except for non-disclosure and non-circumvention agreements customary in Skipping Stone's or any of it subsidiaries' business;

      (v) any agreement, contract or commitment relating to capital expenditures involving future payments in excess of $10,000 individually or $25,000 in the aggregate;

      (vi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business;

      (vii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (iii) hereof;

      (viii) any purchase order or contract for the purchase of raw materials involving $25,000 or more;

      (ix) any construction contract;

      (x) any distribution, joint marketing or development agreement;

      (xi) any agreement, contract or commitment pursuant to which Skipping Stone has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code; or

      (xii) any other agreement, contract or commitment that involves $25,000 or more or is not cancelable without penalty on no more than thirty (30) days notice.

      (b) Part 2.19(b) of the Skipping Stone Disclosure Schedule sets forth a list of Skipping Stone's top fifteen (15) customers according to revenue for the fiscal year last completed.

      (c) Except for such alleged breaches, violations and defaults, and events that would constitute a material breach, violation or default with the lapse of time, giving of notice, or both, all of which are noted in Part 2.19(c) of the Skipping Stone Disclosure Schedule, Skipping Stone has not materially breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any contract required to be set forth on Parts 2.19(a), 2.19(b) or 2.11 of the

Skipping Stone Disclosure Schedule. To the knowledge of Skipping Stone and the Skipping Stone Stockholders, each such contract is in full force and effect and, except as otherwise disclosed in Part 2.19(c) of the Skipping Stone Disclosure Schedule, is not subject to any default thereunder by any party obligated to Skipping Stone pursuant thereto.

      2.20 Accounts Receivable.

      (a) Skipping Stone has provided Parent with a list of all accounts receivable of Skipping Stone as of February 29, 2004, together with a range of days elapsed since invoice.

      (b) All such accounts receivable arose in the ordinary course of business and are carried at values determined in accordance with GAAP consistently applied. No person has any lien on any such accounts receivable, and no written request within the past six months or agreement for deduction or discount has been made with respect to any such accounts receivable.

      2.21 Complete Copies of Materials. Skipping Stone has delivered or made available true and complete copies of each document (or summaries of same) referred to in, or set forth on, the Skipping Stone Disclosure Schedules or the due diligence book compiled January 2004 provided by Skipping Stone to Parent or its counsel.

      2.22 Representations Complete. None of the representations or warranties made by Skipping Stone (as modified by the Skipping Stone Disclosure Schedule), nor any statement made in the Skipping Stone Disclosure Schedule or certificate furnished by Skipping Stone pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the Skipping Stone Stockholders in connection with soliciting their consent to this Agreement and the transactions contemplated herein, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub represent and warrant to Skipping Stone as follows:

      3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Parent and Merger Sub has the corporate power and authority to own its properties and to carry on its business as now being conducted.

      3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. No other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by Skipping Stone, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

      3.3 No Conflict. Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent's or Merger Sub's charter or bylaws, (ii) constitute or result in a default under, or require any consent pursuant to, or result in the creation of any lien on any asset of Parent or Merger Sub under, any contract of Parent or Merger Sub that has been filed as an exhibit to Parent's filings under the Securities Act or Exchange Act..

      3.4 Merger Consideration Stock. The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized, and upon issuance pursuant to Article I of this Agreement, will be validly issued, fully paid and nonassessable.

      3.5 Capitalization.

      (a) The authorized capital stock of Merger Sub consists of one hundred thousand (100,000) shares of Common Stock, par value $0.01 per share, of which one thousand (1,000) shares were issued and outstanding on the date of this Agreement. Except as set forth in the immediately preceding sentence, no shares of capital stock or other securities of Merger Sub are issued, reserved for issuance or outstanding. All outstanding shares of common stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable. All outstanding shares of common stock of Merger Sub have been issued in compliance with applicable federal and state securities laws. There is no record date for the declaration, setting aside or payment of a dividend or other distribution with respect to common stock of Merger Sub, or any direct or indirect redemption, purchase or other acquisition by Merger Sub of any of its capital stock or any split, combination or reclassification in respect of any shares of common stock of Merger Sub, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of common stock of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has not, and prior to the Effective

Time will have no, assets, Liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger, the other transactions contemplated by this Agreement.

      (b) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 27,645,067 shares were issued and outstanding on the date of this Agreement and (ii) 10,000,000 shares of Preferred Stock, of which 1,000,000 shares have been designated as Series A Preferred Stock, 609,000 of which were issued and outstanding on the date of this Agreement. In addition, (i) pursuant to a September 2003 court ruling, which is currently on appeal, Parent has reflected 352,000 shares of "Other Convertible Preferred Stock" in its financial statements; and (ii) an additional 80,000 shares of capital stock are currently subject to pending litigation as to their validity. In addition to the foregoing, as of the date of this Agreement,
(i) options to purchase a total of 2,027,000 shares of Parent Common Stock were outstanding under the Parent Incentive Plan, as amended, (ii) options to purchase a total of 4,812,250 shares of Parent Common Stock granted outside the Parent Incentive Plan were outstanding, and (iii) Parent is authorized to grant options to purchase up to 4,972,500 additional shares of Parent Common Stock pursuant to the Parent Incentive Plan. Except as set forth in this Section 3.5(b), no shares of capital stock or other securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock and Series A Preferred Stock of Parent are duly authorized, validly issued, fully paid and non-assessable. There is no record date for the declaration, setting aside or payment of a dividend or other distribution with respect to the Parent Common Stock or any direct or indirect redemption, purchase or other acquisition by Parent of any of its capital stock or any split, combination or reclassification in respect of any shares of Parent Common Stock, or any issuance or authorization of any issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock.

      (c) Except as described in this Section 3.5, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Parent or any of its subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding.

                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

      4.1 Conduct of Business of Skipping Stone. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as permitted by this Agreement, and to the extent that

Parent shall otherwise consent in writing, such consent not to be unreasonably withheld, Skipping Stone and each of its subsidiaries, subject to Section 2.9(j), will (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay its debts and Taxes when due (subject to the right to contest same in good faith), (iii) pay or perform other obligations when due, and, (iv) use all reasonable efforts consistent with its past practice and policies to preserve intact its present business organization, including keeping available the services of its present officers and employees and preserving its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. Skipping Stone shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business, and any material event involving or adversely affecting Skipping Stone or its business. Except as expressly contemplated by this Agreement (including, without limitation, Section 5.5 or 5.11 or 5.19) or set forth on Part 4.1 of the Skipping Stone Disclosure Schedule, Skipping Stone will not, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed:

      (a) enter into any material commitment or transaction not in the ordinary course of business consistent with Skipping Stone's past practices;

      (b) (i) transfer to any person or entity any rights to Skipping Stone Intellectual Property, (ii) enter into or amend any agreement with respect to Skipping Stone Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity (other than intellectual property rights acquired under "shrink-wrap" and similar widely available commercial binary code end-user licenses), (iii) buy or license any Intellectual Property, (iv) enter into any agreement with respect to the development of any Intellectual Property or Technology;

      (c) amend or otherwise modify (or agree to do so), or violate the material terms of, any of the material agreements set forth or described in the Skipping Stone Disclosure Schedule;

      (e) commence any litigation or any dispute resolution process;

      (f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of Skipping Stone Common Stock, or split, combine or reclassify any of Skipping Stone Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Skipping Stone Common Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Skipping Stone Common Stock (or options, warrants or other rights exercisable therefor), other than pursuant to Skipping Stone Option Plan.

      (g) except for the issuance of shares of Skipping Stone Common Stock upon exercise of the presently outstanding options to purchase Skipping Stone Common Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of Skipping Stone Common Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any Skipping Stone Common Stock or other convertible securities;

      (h) cause or permit any amendments to Skipping Stone's certificate of incorporation or bylaws;

      (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Skipping Stone;

      (j) sell, lease, license, loan or otherwise dispose of any of the material properties or assets of Skipping Stone except in the ordinary course of business and consistent with Skipping Stone's past practices;

      (k) authorize any additional or new capital expenditure or expenditures that individually is in excess of $10,000 or in the aggregate are in excess of $25,000;

      (l) incur any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice, or guarantee any such indebtedness or issue or sell any debt securities of Skipping Stone or guarantee any debt securities of others;

      (m) except as contemplated in Section 5.11, grant any severance or termination pay or extraordinary compensation (whether in cash, stock, or other equity instruments) to any director, officer, employee or consultant;

      (n) except as contemplated in this Agreement, adopt or, except as may be required by law, amend or terminate any employee benefit plan, program, policy or arrangement (including without limitation any amendment which accelerates vesting under any such employee benefit plan, program, policy or arrangement or any existing employee plan) except to the extent such amendments do not result in a material increase in cost, or enter into any employment contract, extend any employment offer or loan, pay or agree to pay any special bonus or special remuneration to any director, employee or consultant, or increase the salaries, wage rates or benefits of its employees, nor grant any equity-based compensation award (whether payable in cash, shares or otherwise), except for increases and grants that are consistent with Skipping Stone's past practices and that occur in the ordinary course of business;

      (o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;

      (p) pay, discharge or satisfy, in an amount in excess of $10,000 in any one case or $20,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction that is either in the ordinary course of business or liabilities reflected or reserved against in Skipping Stone Financial Statements;

      (q) except as set forth on Part 2.9 of the Skipping Stone Disclosure Schedule, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

      (r) enter into any strategic alliance, joint development or joint marketing arrangement or agreement;

      (s) fail to pay or otherwise satisfy its monetary obligations in excess of $10,000 in any one case or $20,000 in the aggregate, as they become due, other than as being contested in good faith;

      (t) cancel or amend any insurance policy;

      (u) alter, or enter into any commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which Skipping Stone directly or indirectly holds any interest on the date hereof; or

      (v) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (v) above, or any other action that would prevent Skipping Stone from performing or cause Skipping Stone not to perform its covenants hereunder.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

      5.1 Ancillary Agreements. As soon as practicable after the date hereof, the parties hereto will use commercially reasonable best efforts to negotiate and execute, or cause to be negotiated and executed:

      (a) the Registration Rights Agreement, substantially in the form attached as EXHIBIT B, pursuant to which the Skipping Stone Stockholders will be granted certain piggyback registration rights with respect to the Merger Shares;

      (b) the Skipping Stone Stockholder Escrow Agreement, substantially in the form attached as EXHIBIT C, pursuant to which the Skipping Stone Stockholders agree to place, on a pro rata basis, twenty percent (20%) of the aggregate number of Merger Shares to which each is entitled pursuant to Article I in escrow for a period of six (6) months (plus a reasonable administrative period) after the Effective Time for the benefit of Parent, which shares will be applied pursuant to the terms of the Skipping Stone Stockholder Escrow Agreement to cover the Post-Closing True Up. The terms governing the escrow contemplated in this Section 5.1(b) are set forth in the Skipping Stone Stockholder Escrow Agreement, which terms shall govern such escrow, the foregoing general description of such escrow notwithstanding.

      (c) the Retention Escrow Agreement, substantially in the form attached as EXHIBIT D, pursuant to which Peter Weigand, Greg Lander, Eric Alam and Bruno Kvetinskas will, in addition to participating in the share escrow contemplated above in Section 5.1(b), place ten percent (10%) of the aggregate number of Merger Shares to which each is entitled to receive pursuant to Article I in escrow for a period, in the case of Peter Weigand, of eighteen (18) months, and in the case of each such other person, of twelve (12) months, which shares will be forfeited pursuant to the terms of the Retention Escrow Agreement in each case based on the occurrence of a voluntary resignation (but not upon death, disability or certain changes of control not approved by the board) of such person's employment with the Surviving Corporation and its affiliates, now existing or existing after the Reorganization, following the Effective Time or termination for cause of such employment as set forth in the Retention Escrow Agreement. The terms governing the escrow contemplated in this Section 5.1(c) are set forth in the Retention Escrow Agreement, which terms shall govern such escrow, the foregoing general description of such escrow notwithstanding.

      (d) the Peter Weigand Non-Compete Agreement, substantially in the form attached as EXHIBIT E.

      5.2 Issuance of Merger Consideration Stock.

      (a) Sale of Parent Common Stock. Each of the parties hereto acknowledges and agrees that the shares of Parent Common Stock issuable to the Skipping Stone Stockholders pursuant to Article I shall constitute "restricted securities" within the meaning of the Securities Act. The certificates for such shares shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act and to comply with applicable state securities laws. Each of the parties hereto acknowledges and understands that each of Parent and Merger Sub is relying upon certain written representations made by each Skipping Stone Stockholder in issuing the shares of Parent Common Stock.

      (b) Blue Sky Laws. Parent shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the Merger Shares pursuant hereto. Skipping Stone shall use its reasonable best efforts to assist Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable in connection with the issuance of the Merger Shares pursuant hereto.

      (c) Additional Assurances. At the request of Parent, each of the other parties hereto shall use its commercially reasonable efforts to execute, or to cause to be executed, and delivered to Parent such instruments and do and perform such acts and things as may be necessary or desirable for complying with all applicable securities laws and state corporate law.

      5.3 Access to Skipping Stone Information. Skipping Stone shall afford to Parent and its accountants, counsel and other representatives, reasonable access during the period prior to the Effective Time to (i) all of the properties, books, contracts, agreements and records of Skipping Stone, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Skipping Stone as Parent may reasonably request, and (iii) all employees of Skipping Stone as identified by Parent. Skipping Stone agrees to provide Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of Skipping Stone to consummate the Merger.

      5.4 Confidentiality. Each of the parties hereto shall (and shall cause each of its representatives to) not disclose any information provided by the other party with respect to the negotiation and execution of this Agreement or the consummation of the transactions contemplated hereby, including for the purposes of due diligence ("CONFIDENTIAL INFORMATION"), and shall (and shall cause each of its representatives to) use the Confidential Information only with respect to the consummation of the transactions contemplated hereby or as otherwise provided by this Agreement; provided, however, that the following shall be deemed not to be Confidential Information: (i) information that the receiving party can demonstrate was already in its possession prior to the disclosure thereof by the other party, (ii) information that is generally known to the public and did not become so known through the violation of this Section
5.4 or any other confidentiality agreement between Parent and Skipping Stone by the receiving party or its representatives, (iii) information that becomes available to the receiving party on a non-confidential basis from a source other than the other party or its representatives, provided that such source is not known by the receiving party to be bound by a contractual, legal or fiduciary obligation of confidentiality to the other party with respect to that information, and (iv) information that is required to be disclosed by law or by applicable rules and regulations. Skipping Stone acknowledges that the Parent Common Stock may be publicly traded and that any Confidential Information with respect to Parent could be considered to be material non-public information within the meaning of U.S. federal and state securities laws. Accordingly, Skipping Stone acknowledges and agrees not to (and shall inform each of its officers, directors and employees not to) engage in any transactions in Parent Common Stock in violation of applicable insider trading laws.

      5.5 Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting, investment banking and all other fees and expenses of third parties ("THIRD PARTY EXPENSES") shall be the obligation of the party that incurred such Third Party Expenses; provided, however, that if this Agreement is terminated in accordance with Article VIII (other than a termination arising from a breach by Skipping Stone in any material respect of its covenants, agreements, representations or warranties contained herein), Parent shall (i) pay the Third Party Expenses incurred by Skipping Stone prior to and including such termination and (ii) shall reimburse Skipping Stone for the value of the consulting services provided by Skipping Stone and its personnel to Parent and its affiliates in accordance with the rate schedule set forth in the Consulting Services Agreement between the parties from the date hereof up to and including such termination. Notwithstanding any other provision of this Agreement to the contrary, if the Merger is consummated, Skipping Stone shall be permitted to pay its Third Party Expenses; provided, however, the payment of such Third Party Expenses shall be subject to the Post-Closing True Up.

      5.6 Public Disclosure. No disclosure (whether or not in response to an inquiry) of the existence or nature of this Agreement or the transactions contemplated hereby shall be made by any party hereto unless approved by duly authorized officers of both Parent and Skipping Stone prior to release, provided that such approval shall not be unreasonably withheld and subject in any event to Parent's obligation to comply with applicable laws and the rules and regulations.

      5.7 Consents. The parties hereto shall use their reasonable best efforts to obtain the consents, waivers and approvals as may be required in connection with the Merger (all of such required consents, waivers and approvals of Skipping Stone are set forth in Part 2.5 of the Skipping Stone Disclosure Schedule) so as to preserve all rights of, and benefits to, Skipping Stone thereunder from and after the Effective Time.

      5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

      5.9 Notification of Certain Matters. Skipping Stone shall give prompt notice to Parent, and Parent shall give prompt notice to Skipping Stone, of (i) the occurrence or non-occurrence of any event that is likely to cause any representation or warranty of Skipping Stone, Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Skipping Stone, Parent or Merger Sub, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by Skipping Stone pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Skipping Stone Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

      5.10 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely and promptly the consummation of this Agreement and the transactions contemplated hereby; provided that nothing in this Section 5.10 shall be construed to obligate any party to waive any of the closing conditions set forth in Article VI.

      5.11 Employees.

      (a) Any employee Skipping Stone plans to terminate shall be terminated effective as of the Closing Date, provided, however, that Parent shall be notified of all such terminations as they occur and at least five (5) days prior to the Closing Date and, provided, further, however, that Skipping Stone shall be under no obligation to terminate any employee. Prior to the Closing Date, (i) Skipping Stone may offer retention agreements to its employees, in form prepared by Parent and reasonably acceptable to Skipping Stone, and (ii) Skipping Stone may make bonus payments to such of its employees as it shall determine in its sole discretion, provided, however, that in no event shall the aggregate value of all such retention payments, bonus payments and all such distributions pursuant to Section 5.19 exceed three hundred thousand dollars ($300,000) and, provided, further, however, that any such retention payments, bonus payments and distributions pursuant to Section 5.19 may only be made out of Skipping Stone's cash on hand, cash equivalents and accounts receivable from Parent as of the date of such payments.

      (b) On the Effective Date, Parent shall grant stock options to purchase an aggregate of Seven Hundred Thousand (700,000) shares of Parent Common Stock pursuant to the terms of the Parent Incentive Plan in such amounts and to such employees of Skipping Stone as set forth on EXHIBIT F. Such stock option grants shall be subject to vesting in three equal annual installments, beginning on the first anniversary of the Effective Date and contingent upon such employees agreeing to mutually acceptable employment terms with the Surviving Corporation. Additionally, such stock option grants shall be made in accordance with Parent's past practice with respect to employee pay grade and organizational status. Such stock option grants shall be evidenced by an agreement in customary form for grants of stock options under the Parent Incentive Plan, consistent with the terms and conditions hereof.

      (c) EXHIBIT G sets forth the names of the Skipping Stone employees that Skipping Stone, as of the date hereof, believes intend to be retained as employees of the Surviving Corporation.

      5.12 Skipping Stone Retention Agreements. As soon as practicable after the date hereof, Skipping Stone and Parent will use reasonable best efforts to agree upon the guidelines within which Skipping Stone will proceed with respect to the retention following the Effective Time of certain existing Skipping Stone employees.

      5.13 Reorganization Treatment; Tax Matters.

      (a) The parties intend the Merger to qualify as a "reorganization" under
Section 368(a) of the Code. Neither Parent nor the Surviving Corporation shall take, or cause to be taken, any action that would, or fail to take any action, or cause any action to fail to be taken, the omission of which would be likely to, prevent or impede the Merger from qualifying as a "reorganization" under
Section 368(a) of the Code. Subject to the foregoing, none of the parties makes any representation or warranty to any other or to any stockholder of any party regarding the tax treatment of the Merger or whether the Merger will qualify as a "reorganization" under the Code and each of the parties hereto acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement.

      (b) Each of the parties agrees that it will not take any position on any federal, state or local income or franchise tax return, or take any other tax reporting position, that is inconsistent with the treatment of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

      (c) S Corporation Status. Skipping Stone and the Skipping Stone Stockholders shall not revoke Skipping Stone's election to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. Skipping
Stone and the Skipping Stone Stockholders shall not take or allow any action, other than as contemplated in this Agreement, that would result in the termination of Skipping Stone's status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362.

      5.14 Skipping Stone's Director and Officer Indemnification.

      (a) All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors, officers and employees of Skipping Stone (other than for indemnification claims for damages under Article VII of this Agreement) (the "COVERED D&O INDEMNITEES") as provided in Skipping Stone's articles of incorporation or bylaws as in effect on the date hereof or pursuant to any agreements previously disclosed by Skipping Stone to Parent in writing with specific reference to this Section, with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the Merger and shall continue in full force and effect (to the extent consistent with applicable law) after the Effective Time, without material alteration or amendment. After the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless Covered D&O Indemnitees against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent then permitted under Delaware Law and by Skipping Stone's articles of incorporation or bylaws as in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law; provided that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

      (b) This Section 5.14 is intended for the benefit of, and shall be enforceable by, the Covered D&O Indemnitees, their heirs and personal representatives, and shall be binding on the Surviving Corporation and Parent or their respective successors or assigns.

      5.15 Additional Financial Statements. At least five (5) days prior to the Closing, Skipping Stone shall deliver to Parent:

      (a) Skipping Stone's audited consolidated balance sheets as of December 31, 2003 and the related consolidated statements of operations and retained earnings, and cash flows for the year then ended; and

      (b) Skipping Stone's unaudited balance sheet as of a date within five (5) days of the Closing Date (the "CLOSING BALANCE SHEET").

      (c) All of the financial statements to be delivered pursuant to this
Section 5.15 shall be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 5.15(b) will not contain footnotes and will be subject to normal and recurring year-end audit adjustments).

      5.16 Skipping Stone Employee Plans. Skipping Stone shall take all such actions as are necessary or appropriate to terminate all group severance, separation or salary continuation plans, programs or arrangements, effective no later than the day immediately preceding the Closing Date, except as Skipping Stone and Parent shall otherwise agree. Effective as of the day before the Closing Date, Skipping Stone shall terminate its 401(k) plan. No later than five
(5) business days prior to the Closing Date, Skipping Stone shall provide Parent with evidence that Skipping Stone's 401(k) plan has been terminated (effective as of the day before the Closing Date) pursuant to a plan termination amendment adopted by Skipping Stone's board of directors. The form and substance of such amendment and resolutions shall be subject to review and approval of Parent. Skipping Stone shall also take such other actions in furtherance of terminating its 401(k) plan as Parent may reasonably require, including furnishing to Parent at the Closing a copy of a completed IRS Form 5310 (Application for Determination for Terminating Plan) for the plan.

      5.17 Bank Debt. Parent shall use reasonable best efforts to take all necessary action in connection with (a) the pay off and termination or (b) assumption of the SBA Loan and Revolving Credit Facility, dated as of April 27, 2001 between Skipping Stone and PNC Bank (the "BANK DEBT"), prior to the Effective Time so that all personal guarantees of Peter Weigand thereunder shall be released and fully discharged effective as of the Effective Time. In the event that, notwithstanding such reasonable best efforts, such Bank Debt is neither terminated nor assumed by Parent, then, within ten (10) days after the Effective Time, Parent shall pay and discharge, or cause the Surviving Corporation to pay and discharge the Bank Debt in full.

      5.18 Certain Tax Returns of the Company. The Skipping Stone Stockholders shall prepare or cause to be prepared any income Tax Returns of Skipping Stone and its subsidiaries that are required to be filed after the Effective Time and which relate to any taxable period ending on or before the Effective Time (which income Tax Returns shall then be signed and filed by an appropriate officer of Skipping Stone). The Surviving Corporation shall fully cooperate with the Skipping Stone Stockholders in connection with the preparation of those Tax Returns, including providing reasonable access to the information necessary to the completion of those Tax Returns. The parties hereto acknowledge and agree that the taxable year of Skipping Stone for all pertinent income tax purposes closes as of the Effective Date and that the items that are taken into account on Skipping Stone's income Tax Returns for the short taxable year ending with the Effective Date shall be determined in accordance with an automatic closing of Skipping Stone's books in accordance with Section 1362(e)(6)(D) of the Code.

      5.19 Special Dividend or Distribution. Notwithstanding anything herein to the contrary, Skipping Stone may declare, set aside or pay a cash dividend on, or make any other cash distribution in respect of, the Skipping Stone Common Stock on or prior to the Effective Time; provided that in no event shall the aggregate value of all such dividends or distributions and all bonus or retention payments, if any, pursuant to Section 5.11(a) exceed three hundred thousand dollars ($300,000).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

      6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

      (a) Stockholder Approval. Skipping Stone Stockholder Approval shall have been obtained.

      (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition (i) preventing the consummation of the Merger, (ii) prohibiting Parent's ownership or operation of any portion of the business of Skipping Stone or (iii) compelling Parent or Skipping Stone to dispose of or hold separate all or any material portion of the business or assets of Skipping Stone or Parent as a result of the Merger, shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending shall be in effect.

      (c) Government Approvals. All approvals of governments and government agencies necessary to consummate the Merger hereunder, shall have been received.

      (d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

      6.2 Additional Conditions to Obligations of Skipping Stone. The obligations of Skipping Stone to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Skipping Stone:

      (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall have been true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Effective Time, and Skipping Stone shall have received a certificate to such effect signed on behalf of Parent by a duly authorized officer.

      (b) Legal Opinion. Skipping Stone shall have received a legal opinion from Paul, Hastings, Janofsky & Walker LLP, legal counsel to Parent and Merger Sub, in substantially the form attached hereto as EXHIBIT H.

      (c) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and Skipping Stone shall have received a certificate to such effect signed by a duly authorized officer of Parent.

      6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

      (a) Representations and Warranties. The representations and warranties of Skipping Stone and the Skipping Stone Stockholders contained in this Agreement shall be true and correct in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and for changes contemplated or permitted by this Agreement, with the same force and effect as if made on and as of the Closing Date, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of Skipping Stone by the Chief Executive Officer of Skipping Stone.

      (b) Agreements and Covenants. Skipping Stone shall have performed or complied in all material respects with each of the agreements and covenants required by this Agreement to be performed or complied with by Skipping Stone on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed on behalf of Skipping Stone by the Chief Executive Officer of Skipping Stone.

      (c) Certificate of Secretary of Skipping Stone. Parent shall have received a certificate, validly executed by the Secretary of Skipping Stone, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Skipping Stone, and (ii) the valid adoption of resolutions of the board of directors of Skipping Stone and the Skipping Stone Stockholders approving this Agreement and the consummation of the transactions contemplated hereby.

      (d) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that Skipping Stone has obtained all required consents, approvals and waivers which are necessary in connection with the Merger to transfer to the Surviving Corporation all rights of Skipping Stone thereunder.

      (e) Legal Opinion. Parent shall have received a legal opinion from Stroock & Stroock & Lavan LLP, legal counsel to Skipping Stone, in substantially the form attached hereto as EXHIBIT I.

      (f) Material Adverse Change. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Material Adverse Effect determined without regard to whether such change constitutes a breach of a representation or warranty.

      (g) Resignation of Directors. The directors of Skipping Stone in office immediately prior to the Effective Time shall have resigned as directors of the Surviving Corporation effective immediately prior to the Effective Time.

      (h) Certificate of Good Standing. Parent shall have received a certificate of good standing for Skipping Stone from the Secretary of State of the State of Delaware, dated within a reasonable period prior to the Closing Date.

      (i) Certificate of Status of Foreign Corporation. Parent shall have received a Certificate of Status of Foreign Corporation or similar certificate of Skipping Stone issued by the Secretary of State of such states where Skipping Stone is qualified to do business dated within a reasonable period prior to the Closing Date certifying as to the good standing of Skipping Stone in such states.

      (j) Diligence Review. Parent shall have completed its review of Skipping Stone and Skipping Stone's business and assets and liabilities to Parent's satisfaction and such review shall not have revealed any liability of Skipping Stone or cost associated with consummation of the Merger of which Parent was not fully aware on the date hereof and which Skipping Stone does not cure within a reasonable period of time after notice of such liability or cost, such reasonable period of time to be agreed upon by Parent and Skipping Stone through good-faith negotiations on a case-by-case basis.

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      7.1 Survival of Representations.

      (a) Each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other party contained in this Agreement or in any instrument delivered pursuant to this Agreement. All of the representations and warranties made by Skipping Stone and the Skipping Stone Stockholders contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 5:00 p.m., California time, on the one year anniversary of the Effective Time (the "EXPIRATION DATE"); provided, however, that the representations and warranties contained in Section 2.9 (Tax Matters) shall survive until the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All representations and warranties made by Parent and Merger Sub (other than relating to tax matters, which shall survive until the expiration of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof)) shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease The covenants and agreements of each party to this Agreement set forth herein and in any ancillary documents hereto that are to be performed following the Closing Date shall survive the Closing and continue in full force and effect until such covenants and agreements are performed in accordance with the terms of this Agreement and the applicable ancillary document. The foregoing notwithstanding, nothing in this Section 7.1(a) shall be construed to prevent a claim against any party to this Agreement for fraud or intentional misrepresentation in connection herewith or the transactions contemplated hereby.

      (b) For purposes of this Article VII, each statement or other item of information set forth in the Skipping Stone Disclosure Schedule shall be deemed to be part of the relevant representation and warranty made by Skipping Stone and the Skipping Stone Stockholders in this Agreement. The representations and warranties made by Skipping Stone and the Skipping Stone Stockholders contained in this Agreement or in any other document, certificate, schedule or instrument delivered or executed in connection herewith shall be deemed to be made as of the date of this Agreement and as of the Closing Date (except to the extent any such representation or warranty expressly speaks of an earlier date), subject, as provided in this Agreement, to the exceptions set forth in the Skipping Stone Disclosure Schedule.

      7.2 Indemnification.

      (a) From and after the Closing Date (but subject to Section 7.1(a)), recipients of Merger Shares pursuant to Article I (collectively, the "INDEMNIFYING PARTY") shall jointly and severally hold harmless and shall indemnify each Indemnitee from and against, and shall compensate, reimburse and pay for, any damages which are directly or indirectly suffered or incurred by any Indemnitee or to which any Indemnitee may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or alleged breach of any representation or warranty of Skipping Stone set forth in this Agreement or in any other document, certificate, schedule or instrument delivered or executed in connection herewith (without giving effect to any materiality or knowledge qualification or any similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach or alleged breach of any covenant or obligation of Skipping Stone (including the covenants set forth in Article IV and Article V); (iii) any demands by holders of Skipping Stone Common Stock under Chapter 13 of the Delaware Law; or (iv) any legal proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) above (including any legal proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Article VII).

      (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any damages as a result of or in connection with any inaccuracy in or breach or alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred damages as a result of and in connection with such inaccuracy or breach.

      (c) Threshold. No Indemnitee shall be entitled to indemnification pursuant to Article VII for breach of representations and warranties until such time as the total amount of all damages (including the damages arising from such inaccuracy or breach and all other damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds twenty-five thousand dollars ($25,000) in the aggregate, and then only for the amount of such excess.

      (d) Indemnity Cap. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of the Skipping Stone Stockholders for any indemnification payments under Article VII for breaches of representations and warranties or otherwise in this Agreement shall be limited to, and shall not exceed, one million dollars ($1,000,000) (the "INDEMNITY CAP"); provided, however, that the Indemnity Cap shall not apply to any indemnification obligations of the recipients of the Indemnifying Party arising out of any fraud or intentional misrepresentation by Skipping Stone or the Skipping Stone Stockholders; provided, further, however, that the Indemnity Cap and the provisions of this Section 7.2(d) shall not effect, or be determined with respect to, any escrow arrangement contemplated in Section 5.1 of this Agreement or the exhibits referenced therein.

      7.3 No Contribution. The Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such persons may become subject under or in connection with this Agreement.

      7.4 Tax Treatment; Form of Payment.

      (a) The parties hereto shall report any indemnification payment made pursuant to this Article VII as a purchase price adjustment, unless otherwise required by applicable legal requirements.

      (b) Any payment to be made pursuant to this Article VII by Skipping Stone or the Skipping Stone Stockholders may at the option of the Skipping Stone Stockholders be made in shares of Parent Common Stock, which shares shall be delivered free and clear of any lien within five (5) business days of the date on which any such payment obligation is conclusively determined in accordance with the terms of this Agreement. For the purposes of determining the number of shares of Parent Common Stock to be paid in accordance with this Section 7.4(b), the value of each such share shall deemed to be the Parent Share Price.

      7.5 Arbitration.

      (a) Each of the parties hereby waives its right to resolve any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Article VII or the subject matter hereof through any court proceeding or litigation and acknowledges that all such controversies, claims or disputes, shall be finally settled in accordance with the provisions of this Section 7.5. Each of the parties represents to the other that this waiver is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

      (b) In the event of any controversy, claim or dispute arising out of or relating to this Article VII, the Indemnitees shall provide written notice specifying in reasonable detail the particulars of the dispute, the provisions of the Agreement which are involved and the party's suggested resolution of the controversy. Thereupon, the parties agree to attempt in good faith to expeditiously resolve the controversy, claim or dispute by good faith negotiation for a period of at least thirty (30) days, including, without limitation, at least one face-to-face meeting between the Skipping Stone Stockholders owning a majority of the Skipping Stone Common Stock on the date hereof and an officer of Parent with authority to resolve any such controversy, claim or dispute.

      (c) If these negotiations fail to result in a resolution within thirty
(30) days, then such Indemnitee may submit such controversy, claim or dispute to mandatory and binding arbitration held in Orange County, California, in accordance with the rules of commercial arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall have the right and authority to determine how his decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Agreement and their respective affiliates, and may be entered and enforced in any court of competent jurisdiction.

      (d) The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Orange County, California, court and in connection with such action to compel the laws of the State of Delaware shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and the exclusive jurisdiction of such court and waive any objection to the jurisdiction of such arbitrator and court.

      (e) Each of the Indemnitee, on the one hand, and Skipping Stone and the Skipping Stone Stockholders, on the other hand, shall pay an equal one-half (1/2) of all costs, fees and expenses of the arbitration and, notwithstanding any law to the contrary, each party will bear the fees, costs and expenses of its own counsel, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to confirm, vacate or enforce any award rendered by an arbitrator, the prevailing party in such a proceeding shall be entitled to recover reasonable attorney's fees and expenses incurred in connection therewith, in addition to any other relief to which it may be entitled.

      (f) Notwithstanding the foregoing in this Section 7.5, however, nothing contained herein shall require arbitration of any issue arising under this Agreement for which injunctive relief is successfully sought.

      7.6. Exclusive Remedy; Limitation on Damages. Any provision of this Agreement to the contrary notwithstanding, (i) from and after the Closing, with the exceptions of Section 5.13 relating to taxes and covenants which survive the Closing in accordance with Section 7.1(a), the indemnification provisions in this Article VII shall, except in cases of fraud or in the case of equitable claims, be the exclusive remedy of the parties hereto with respect to any and all damages relating to this Agreement and the transactions contemplated hereby and shall be in lieu of any rights the parties may have under law (as opposed to equity) with respect thereto, and (ii) in no event shall damages include any consequential or incidental damages of any kind; provided, however, that the provisions of this Section 7.6(i) shall not have any effect with respect to any escrow arrangement contemplated in Section 5.1 of this Agreement or the exhibits hereto.

      7.7 Special Indemnification for Shareholder Litigation. Parent and Merger Sub shall hold harmless and shall indemnify Skipping Stone and each of the Skipping Stone Stockholders from and against, and shall compensate, reimburse and pay for, any judgments, costs, damages, losses, liabilities, claims, actions, demands or expenses (including costs of investigation and defense and reasonable attorneys' fees) which are directly or indirectly suffered or incurred by any of Skipping Stone or the Skipping Stone Stockholders or to which any of Skipping Stone or the Skipping Stone Stockholders may otherwise become subject (regardless of whether or not such damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with, any litigation or other proceeding commenced by any shareholder (subject to the exception and limitation set forth in the last sentence of this Section 7.7) of Parent or Merger Sub or any of their affiliates (whether in its individual capacity or in a derivative action brought on behalf or for the benefit of Parent or Merger Sub or any of their affiliates) against any of Skipping Stone or the Skipping Stone Stockholders relating to this Agreement and the transactions contemplated hereby, so long as such litigation or other proceeding does not result from the fraud, intentional misrepresentation, willful misconduct, bad faith or material breach of this Agreement by Skipping Stone or the Skipping Stone Stockholders. Notwithstanding any other provision of this Agreement, this Section 7.7 shall remain in full force and effect and survive any termination of this Agreement. Any provision to the contrary in
Section 7.7 notwithstanding, in no event shall any corporate person who, as of the date of this Agreement or in the future, controls, is controlled by, or is under common control with, Parent (including, without limitation, Commerce Energy Group, a Delaware corporation) be prohibited from bringing a claim against Skipping Stone or the Skipping Stone Stockholders pursuant to and in accordance with the terms of this Agreement, and furthermore, in no event shall this Section 7.7 prohibit or otherwise effect any right of Parent to assign its rights, interests or obligations under this Agreement pursuant to Section 9.10.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

      8.1 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the Skipping Stone Stockholders:

      (a) by mutual written consent of Skipping Stone and Parent;

      (b) by either Skipping Stone or Parent if: (i) the Effective Time has not occurred by ninety (90) days after the date hereof (provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill an obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority that would make consummation of the Merger illegal;

      (c) by either Skipping Stone or Parent if a Governmental Authority shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

      (d) by Skipping Stone if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue such that the conditions set forth in Section 6.2(a) or Section 6.2(c) would not then be satisfied; provided that if such inaccuracy in Parent's representations and warranties or breach by Parent is curable by Parent or through the exercise of commercially reasonable efforts, then Skipping Stone may only terminate this Agreement under this Section 8.1(d) if the breach is not cured within thirty (30) days following the date of written notice from Skipping Stone of such breach;

      (f) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement on the part of Skipping Stone set forth in this Agreement, or if any representation or warranty of Skipping Stone shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not then be satisfied; provided, that if such inaccuracy in Skipping Stone's representations and warranties or breach by Skipping Stone is curable by Skipping Stone through the exercise of its commercially reasonable efforts, then Parent may only terminate this Agreement under this Section 8.1(f) if the breach is not cured within thirty (30) days following the date of written notice from Parent of such breach;

      (g) by Parent, if a Material Adverse Effect shall have occurred after the date of this Agreement, and such Material Adverse Effect has not been cured within thirty (30) days; provided, however, that no cure period shall be required for a Material Adverse Effect which by its nature cannot be cured; or

      (h) Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the board of directors (as applicable) of the party taking such action.

      8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or Skipping Stone or their respective officers, directors, employees, agents, consultants, representatives or stockholders; provided that each party shall remain liable for any breaches of this Agreement prior to its termination; and provided further that the provisions of Sections 5.4, 5.5, 5.6 7.6 and 7.7 and Articles VIII and IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

      8.3 Amendment. Except as is otherwise required by applicable law after the Skipping Stone Stockholders approve this Agreement, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of the parties hereto.

      8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and Skipping Stone, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

      9.1 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

      if to Parent or Merger Sub:

                  Mr. Ian B. Carter
                  Chairman of the Board and Chief Executive Officer Commonwealth Energy Corporation
                  15901 Red Hill Avenue, Suite 100
                  Tustin, California 92780
                  Phone: (714) 259-2503
                  Fax: (714) 259-2598

      with a copy to (which copy shall not constitute notice):

                  Paul, Hastings, Janofsky & Walker LLP
                  Attn:  John F. Della Grotta, Esq.
                  695 Town Center Drive
                  Seventeenth Floor
                  Costa Mesa, California 92626
                  Phone: (714) 668-6210
                  Fax: (714) 668-6310

      if to Skipping Stone:

                  [To be specified.]

      with a copy to (which copy shall not constitute notice):

                  Stroock & Stroock & Lavan LLP
                  Attn: Michael S. Shenberg, Esq.
                  180 Maiden Lane

                  New York, New York 10038-4892
                  Phone: (212) 806-5831
                  Fax: (212) 806-6006

      if to a Skipping Stone Stockholder:

                  [To be specified.]

      with a copy to (which copy shall not constitute notice):

                  Stroock & Stroock & Lavan LLP
                  Attn: Michael S. Shenberg, Esq.
                  180 Maiden Lane
                  New York, New York 10038-4892
                  Phone: (212) 806-5831
                  Fax: (212) 806-6006

      9.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. The word "person" or "persons" when used herein shall be deemed in each case to mean any individual, partnership, corporation (including a business trust), joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

      9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.4 Entire Agreement. This Agreement, the Skipping Stone Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as contemplated by Section 9.11.

      9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

      9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any state or federal court within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, and agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process.

      9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, provided, however, that, after the Effective Time, Parent may assign any of its rights, interests and obligations hereunder to any corporate person who, as of the date of this Agreement or in the future, controls, is controlled by, or is under common control with, Parent (including, without limitation, Commerce Energy Group, a Delaware corporation). Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      9.11 Absence of Third Party Beneficiary Rights. Except as set forth in
Section 5.14(b), no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner of any party hereto or any other person or entity unless specifically provided otherwise herein.

      9.12 Stockholder's Agreement. Each of the Skipping Stone Stockholders hereby agrees that the Stockholder's Agreement, dated as of June 2, 1997 by and between Skipping Stone, Inc. and the stockholders party thereto shall be terminated and of no further force and effect, effective as of the Effective Time.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized respective officers as of the date first written above.


COMMONWEALTH ENERGY CORPORATION


By:  /s/ Ian B. Carter
     ------------------------------------------
     Name:  Ian B. Carter
     Title: Chairman and Chief Executive Officer


SKIPPING STONE ACQUISITION CORPORATION


By:  /s/ Ian B. Carter
     ------------------------------------------
     Name:  Ian B. Carter
     Title: Chairman and Chief Executive Officer


SKIPPING STONE INC.


By:  /s/ Peter Weigand
     ------------------------------------------
     Name:  Peter Weigand
     Title: Chief Executive Officer


COMPANY STOCKHOLDERS


PETER WEIGAND


By:  /s/ Peter Weigand
     ------------------------------------------
     Peter Weigand


GREG LANDER


By:  /s/ Greg Lander
     ------------------------------------------
     Greg Lander


ERIC ALAM

By:  /s/ Eric Alam
     ------------------------------------------
     Eric Alam


BRUNO KVETINSKAS


By:  /s/ Bruno Kvetinskas
     ------------------------------------------
     Bruno Kvetinskas

:

                                    EXHIBIT A

      "AGREEMENT" has the meaning set forth in the first paragraph of this Agreement.

      "AFFILIATED GROUP" means any affiliated group within the meaning of Code
Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

      "CERTIFICATE OF MERGER" has the meaning set forth in Section 1.1.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "CLOSING" has the meaning set forth in Section 1.6.

      "CLOSING BALANCE SHEET" has the meaning set forth in Section 5.15(b).

      "CLOSING DATE" has the meaning set forth in Section 1.6.

      "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 5.4.

      "COVERED D&C INDEMNITEES" has the meaning set forth in Section 5.14(a).

      "DELAWARE LAW" has the meaning set forth in Section 1.2.

      "DISSENTING SHARES" has the meaning set forth in Section 1.9(a).

      "EFFECTIVE TIME" has the meaning set forth in Section 1.1.

      "ENVIRONMENTAL LAWS" has the meaning set forth in Section 2.15(b).

      "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "EXCHANGE RATIO" means the result of dividing Skipping Stone Share Price by the Parent Share Price.

      "ERISA" has the meaning set forth in Section 2.17(a).

      "EXPIRATION DATE" has the meaning set forth in Section 7.1(a).

      "GAAP" has the meaning set forth in Section 2.6(b).

      "GOVERNMENTAL AUTHORITY" means any (i) nation, state, commonwealth, province, territory, country, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, supranational or other government; or (iii) governmental, self-regulatory or quasi-governmental authority of an nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

      "HMO" has the meaning set forth in Section 2.17(f).

      "INDEMNIFYING PARTY" has the meaning set forth in Section 7.2(a).

      "INDEMNITEES" mean Parent, Merger Sub and their respective parents and affiliates, now existing or existing after the Reorganization and their successors and assigns, and each of such person's officers, directors, stockholders, attorneys and agents, provided, however, that in no event shall this definition include a person who is included in the definition of Indemnifying Party.

      "INDEMNITY CAP" has the meaning set forth in Section 7.2(d).

      "INTELLECTUAL PROPERTY" has the meaning set forth in Section 2.11(a).

      "LEGAL PROCEEDING" means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

      "MATERIAL ADVERSE EFFECT" means, with respect to any person or entity, any change, event or effect that, individually or when taken together with all other such changes, events or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to (a) the business, assets (including intangible assets), liabilities, condition (financial or otherwise), results of operations, capitalization or prospects of such person or entity or
(b) such person's or entity's ability to consummate the transactions contemplated by this Agreement.

      "MERGER" has the meaning set forth in the Introduction to this Agreement.

      "MERGER CONSIDERATION STOCK" means shares of Parent's Common Stock.

      "MERGER SHARES" mean, with respect to any Skipping Stone Stockholder, the number of shares of Merger Consideration Stock such Skipping Stone Stockholder is entitled to receive, if any, in connection with the Merger.

      "MERGER SUB" has the meaning set forth in the first paragraph of this Agreement.

      "PARENT" has the meaning set forth in the first paragraph of this Agreement.

      "PARENT COMMON STOCK" means the Common Stock of Parent.

      "PARENT INCENTIVE PLAN" means the Commonwealth Energy Corporation 1999 Incentive Plan, as amended.

      "PARENT SHARE PRICE" means $1.92.

      "POST-CLOSING TRUE UP" means the following:

      "The true up calculation shall be a two-step process.

      Step I

      The true up shall be based on the change in net equity of Skipping Stone Inc. as of December 31, 2003 less up to $300,000 for "Employees" and "Special Dividend or Distribution" as described in Section 5.11(a) and 5.19 of this Agreement and Plan of Merger and less the net book value of the "Property and Equipment" for the Philadelphia office compared to the net equity of Skipping Stone Inc. as of the "Effective Time" of this merger as described in Sections
1.1 and 1.2 of this Agreement and Plan of Merger.

      Net equity at December 31, 2003 is defined as the difference between the total assets minus the total liabilities of Skipping Stone Inc. as of 12/31/03.

      Net equity at the "Effective Time" of this merger is defined as the difference between the total assets minus the total liabilities as of the "Effective Time" of this merger (as described in Sections 1.1 and 1.2 of this Agreement and Plan of Merger) less any payments of "Bank Debt" (as described in
Section 5.17 of this Agreement and Plan of Merger) by Commonwealth Energy Corporation with no adjustments made to these assets and liabilities for any purchase price allocation adjustments to fair value, such as goodwill, deferred taxes, patents, licenses, fixes assets, liabilities, etc.

      Any reduction in net equity from this calculation will be a reduction to the escrow account as described in Section 5.1(b).

      Step II

      The second part of the true up calculation will take the Balance Sheet of Skipping Stone Inc. as of the "Effective Time" of this merger as described in Sections 1.1 and 1.2 of the Agreement and Plan of Merger and will verify that as of six months from the "Effective Time" of this merger all assets have been collected, amortized or realized as cash and no other liabilities have been accrued or paid by Skipping Stone Inc. or Commonwealth Energy Corporation after the "Effective Time" of this merger related to liabilities that existed before the "Effective Time" of the merger for Skipping Stone Inc.

      Any uncollected assets or additional liabilities will be a reduction to the escrow account as described in Section 5.1(b)."

      "REORGANIZATION" means a transaction after which Parent is a wholly owned subsidiary of Commerce Energy Group, a Delaware corporation.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SKIPPING STONE" has the meaning set forth in the first paragraph of this Agreement.

      "SKIPPING STONE AUTHORIZATIONS" has the meaning set forth in Section 2.18.

      "SKIPPING STONE BENEFIT PLANS" has the meaning set forth in Section
2.17(a).

      "SKIPPING STONE COMMON STOCK" has the meaning set forth in the first paragraph of this Agreement.

      "SKIPPING STONE DISCLOSURE SCHEDULE" means the schedule (dated as of the date of the Agreement) delivered to Parent and Merger Sub on behalf of Skipping Stone on the date of the Agreement and signed by a duly authorized officer of Skipping Stone.

      "SKIPPING STONE FINANCIAL STATEMENT" has the meaning set forth in Section 2.6(a).

      "SKIPPING STONE INTELLECTUAL PROPERTY" has the meaning set forth in
Section 2.11(a).

      "SKIPPING STONE OPTION PLAN" has the meaning set forth in Section 1.4.

      "SKIPPING STONE SHARE PRICE" means the number obtained by dividing three million one hundred thousand dollars ($3,100,000) by the total number of shares of Skipping Stone Common Stock and Vested Options outstanding immediately prior to the Effective Time.

      "SKIPPING STONE STOCKHOLDER" has the meaning set forth in the first paragraph of this Agreement.

      "SKIPPING STONE STOCKHOLDER APPROVAL" has the meaning set forth in Section 2.4.

      "SURVIVING CORPORATION" has the meaning set forth in Section 1.2.

      "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "THIRD PARTY EXPENSES" has the meaning set forth in Section 5.5.

      "VESTED OPTION" has the meaning set forth in Section 1.4.

      "UNAUDITED BALANCE SHEET" has the meaning set forth in Section 2.6(a).